NEWS
FOR IMMEDIATE RELEASE                        CONTACT
June 5, 2013                                    Richard Eisenberg
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac Declares Quarterly Dividend on
Common and Preferred Stock

Washington, D.C. — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a quarterly dividend on each of the Corporation’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend of $0.12 per share of common stock will be payable on June 28, 2013 to holders of record of common stock as of June 17, 2013.

Farmer Mac’s board of directors has also declared a quarterly dividend on the Corporation’s Series A Non-Cumulative Preferred Stock (NYSE: AGM.PR.A). The quarterly dividend of $0.3672 per share of Series A Non-Cumulative Preferred Stock is for the period from but not including April 17, 2013 to and including July 17, 2013, and shall be payable on July 17, 2013 to holders of record of preferred stock as of July 2, 2013. Each share of Series A Non-Cumulative Preferred Stock has a par value and liquidation preference of $25.00 per share.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

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